Exhibit 99.1

Sun National Bank
401(k) Plan

Financial Statements as of December 31, 2014 and 2013
and for the Year Ended December 31, 2014,
Supplemental Schedule as of December 31, 2014, and
Report of Independent Registered Public Accounting Firm

Sun National Bank
401(k) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2
FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014 AND 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014:
Statements of Net Assets Available for Benefits	3
Statement of Changes in Net Assets Available for Benefits	4
Notes to Financial Statements	5
SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2014:
Form 5500 Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2014	12

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

The Plan Administrator and Participants
Sun National Bank 401(k) Plan

We have audited the accompanying statements of net assets available for benefits of Sun National Bank 401(k) Plan (the "Plan") as of December 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the year ended December 31, 2014. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Plan is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in its net assets available for benefits for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2014 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements.  The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but include supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management.  Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information.  In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  In our opinion, the supplemental information in the accompanying schedule is fairly stated in all material respects in relation to the financial statements as a whole.

The supplemental schedule of assets (held at end of year) as of December 31, 2014 that accompanies the Plan’s financial statements does not disclose the historical cost of nonparticipant directed Plan assets held by the Plan’s trustee. Disclosure of this information is required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

/s/CohnReznick LLP

Roseland, New Jersey
June 29, 2015

2

SUN NATIONAL BANK 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS

Investments, at fair value:
Mutual funds	$15,153,368	$16,918,046
Common stocks	4,283,744	3,800,161
Common/collective trust	1,687,771	1,920,190
Total investments	21,124,883	22,638,397

Receivables:
Notes receivable from Participants	528,598	563,160
Total receivables	528,598	563,160

Total assets	21,653,481	23,201,557

LIABILITIES

Payables:
Excess contributions payable	-	58,581

Total liabilities	-	58,581

NET ASSETS REFLECTING INVESTMENTS AT FAIR VALUE	21,653,481	23,142,976

Adjustment from fair value to contract value for interest in common/collective trust relating to fully benefit-responsive investment contracts	(29,435)	(36,549)

NET ASSETS AVAILABLE FOR BENEFITS	$21,624,046	$23,106,427
See notes to financial statements.

SUN NATIONAL BANK 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2014

ADDITIONS TO NET ASSETS ATTRIBUTED TO:

Investment income:
Net appreciation in fair value of investments	$263,460
Interest and dividends	1,122,980
Total investment income	1,386,440

Interest income on notes receivable from Participants	22,263

Contributions:
Employer	549,788
Participants	1,916,945
Rollovers	201,678
Total contributions	2,668,411

Total additions	4,077,114

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

Benefits paid to participants	5,553,543
Administrative expenses	5,952
Total deductions	5,559,495

NET DECREASE	(1,482,381)

NET ASSETS AVAILABLE FOR BENEFITS, BEGINNING OF YEAR	23,106,427

NET ASSETS AVAILABLE FOR BENEFITS, END OF YEAR	$21,624,046
See notes to financial statements.

SUN NATIONAL BANK 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2014 AND 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2014

1.	DESCRIPTION OF THE PLAN

Sun National Bank (the “Bank”) 401(k) Plan (the “Plan”) is a defined contribution plan that was initiated on January 1, 1996. The following description of the Plan provides only general information. Plan participants (“Participants”) should refer to the Plan agreement for a more complete description of the Plan’s provisions.

a.   General — The Plan is a defined contribution plan of the Bank covering all full-time employees of the Bank who have completed 90 days of service and are age twenty-one or older. The Board of Directors of the Bank controls and manages the operation and administration of the Plan. Fidelity Management Trust Company (“FMTC”) serves as the trustee of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

b.   Contributions — Each year, Participants may contribute up to 75% of pre-tax annual compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants direct the investment of their contributions into various investment options offered by the Plan. The Bank matches 50 percent of the first six percent of base compensation that a Participant contributes to the Plan. The matching Bank contribution is invested directly in Sun Bancorp, Inc. common stock. Additional profit sharing amounts may be contributed at the option of the Bank’s Board of Directors and are invested in a portfolio of investments as directed by the Bank. Contributions are subject to certain Internal Revenue Service (“IRS”) limitations.

c.    Participant Accounts — Individual accounts are maintained for each Participant. Each Participant’s account is credited with the Participant’s contribution, the Bank’s matching contributions, as well as allocations of the Bank’s profit sharing contribution and Plan earnings and charged with an allocation of expenses, if applicable. Allocations are based on Participant earnings or account balances, as defined. The benefit to which a Participant is entitled is the benefit that can be provided from the Participant’s vested account.

d.   Vesting — Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Bank’s matching and discretionary profit sharing contribution portion of their accounts plus actual earnings thereon is based on years of continuous service as defined in the Plan. A Participant is 100% vested after four years of credited service.

e. Notes Receivable from Participants — A Participant may borrow from his or her fund accounts from a minimum of $1,000 up to a maximum equal to the lesser of one-half of his or her vested account balance or $50,000 reduced by the highest outstanding loan balance in his or her account during the prior twelve month period. Up to 50% of a Participant’s vested account balance may be used as collateral for any loan.  Loan transactions are treated as a transfer from the investment fund to the Participant loans. The loans are secured by the balance in the Participant’s account and bear interest at a rate of 4.25%, commensurate with prevailing interest rates charged by persons in the business of lending money for loans under similar circumstances, as determined by the Plan administrator. Principal and interest on loans is paid ratably through bi-weekly payroll deductions.

f.     Payment of Benefits — Upon termination of service due to death, disability or retirement, a Participant or a Participant’s beneficiary may generally elect to receive either a lump-sum amount equal to the value of the Participant’s vested interest in his or her account, or in the form of installments as designated by the Participant or Participant’s beneficiary. On an annual basis, the Plan administrator may direct FMTC to distribute account balances of $1,000 or less in a lump-sum distribution without consent from the terminated Participant. For termination of service for other reasons, a Participant may elect to receive the value of the vested interest in his or her account as a lump-sum distribution.

g.    Forfeited Accounts  — At December 31, 2014 and 2013, forfeited nonvested accounts totaled $58,243 and $40,563, respectively.  Forfeitures of nonvested Bank contributions remain in the Plan to pay Plan administrative expenses.  During 2014, forfeited nonvested accounts were reduced by $45,055 for the payment of administrative expenses.

h.    Plan Amendment  — Effective January 1, 2015, the Plan was amended to allow for a Safe Harbor matching provision. Under this provision, the Bank’s matching contribution of 100% of the first 3% of base compensation that a Participant contributes to the Plan and 50% of the next 2% of base compensation that a Participant contributes to the Plan will be immediately vested. The matching Bank contribution will be paid at the end of each Plan year in the form of Sun Bancorp, Inc. common stock.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting  — The accompanying financial statements of the Plan have been prepared under the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount Participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a common/collective trust. The statements of net assets available for benefits present the fair value of the investment in the common/collective trust as well as the adjustment of the investment in the common/collective trust relating to the fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis for fully benefit-responsive investment contracts.

Investment Valuation and Income Recognition — Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the investment advisers and custodians. See Note 3 for discussion of fair value measurements.

Interest and dividends are included in income when earned based on the term of the investments and the periods during which the investments are owned by the Plan. Purchases and sales of securities are recorded on a trade-date basis. Net appreciation includes the Plan's gains (losses) on investments bought and sold as well as held during the year.

Use of Estimates — The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates and assumptions.

Notes Receivable from Participants — Notes receivable from Participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on an accrual basis.  No allowance for credit losses has been recorded as of December 31, 2014 or 2013.  Delinquent Participant loans are reclassified as benefit payments based upon the terms of the Plan document.

Excess Contributions Payable – Amounts payable to Participants for contributions in excess of amounts allowed by the IRS are recorded as a liability with a corresponding reduction to contributions. There were no excess contributions made to the Plan in 2014. The Plan distributed the 2013 excess contributions to the applicable Participants prior to March 15, 2014.

Payment of Benefits  — Benefits are recorded when paid.

Expenses — Certain expenses of maintaining the Plan are paid by the Bank and are excluded from the financial statements. Fees related to the administration of notes receivable from Participants are charged directly to the Participant’s account and are included in administrative expenses. Investment related expenses are included in the net appreciation in fair value of investments.

Recent Accounting Pronouncements — In May 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2015-07, Topic 820, Fair Value Measurement: Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). The amendments in this Update remove the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The amendments also remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. Rather, those disclosures are limited to investments for which the entity has elected to measure the fair value using that practical expedient. The amendments in this Update are effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The Plan is currently evaluating the impact of this Update on its financial statements.

3.	FAIR VALUE MEASUREMENTS

The Plan accounts for fair value measurements in accordance with FASB Accounting Standards Codification (“ASC”) 820.  FASB ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  FASB ASC 820 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. FASB ASC 820 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). FASB ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement and also clarifies the application of fair value measurement in a market that is not active. The three levels within the fair value hierarchy are described as follows:

●   Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities.  The fair value hierarchy gives the highest priority to Level 1 inputs.

●   Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●   Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.  The fair value hierarchy gives the lowest priority to Level 3 inputs.

The fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  In determining fair value, the Plan utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

The Plan measures financial assets and liabilities at fair value in accordance with FASB ASC 820. These measurements involve various valuation techniques. The following is a description of the Plan’s valuation techniques used for assets measured at fair value:

Mutual funds – Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded. This is a Level 1 input as the NAV is quoted in an active market.

Common stocks – Valued at the closing price reported on the active market on which the stock is traded, a Level 1 input.

Common/collective trust – Valued at the NAV of units of a bank collective trust.  The NAV, as provided by FMTC, is used as a practical expedient to estimate fair value.  The NAV is based on the fair value of the underlying investments held by the fund less its liabilities and is considered a Level 2 input.  This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV.  Participant transactions (purchases and sales) may occur daily.  Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner. Unit values are determined by dividing the fund's net assets at fair value by its units outstanding at the valuation dates.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2014 and 2013:

		Category Used for Fair Value Measurement
December 31, 2014	Total	Level 1	Level 2	Level 3
Mutual funds:
Value funds	$1,391,357	$1,391,357	$-	$-
Balanced funds	9,799,033	9,799,033	-	-
Growth funds	1,649,297	1,649,297	-	-
Fixed income funds	1,602,766	1,602,766	-	-
Other funds	710,915	710,915	-	-
Total mutual funds	15,153,368	15,153,368	-	-

Common stocks:
Financial services	4,283,744	4,283,744	-	-
Total common stocks	4,283,744	4,283,744	-	-
Common/collective trust	1,687,771	-	1,687,771	-
Total investments measured at fair value	$21,124,883	$19,437,112	$1,687,771	$-

		Category Used for Fair Value Measurement
December 31, 2013	Total	Level 1	Level 2	Level 3
Mutual funds:
Value funds	$1,444,513	$1,444,513	$-	$-
Balanced funds	10,984,457	10,984,457	-	-
Growth funds	2,406,611	2,406,611	-	-
Fixed income funds	1,684,947	1,684,947	-	-
Other funds	397,518	397,518	-	-
Total mutual funds	16,918,046	16,918,046	-	-

Common stocks:
Financial services	3,800,161	3,800,161	-	-
Total common stocks	3,800,161	3,800,161	-	-
Common/collective trust	1,920,190	-	1,920,190	-
Total investments measured at fair value	$22,638,397	$20,718,207	$1,920,190	$-

The following tables present the Plan’s investments with a reported NAV at December 31, 2014 and 2013, respectively:
	2014
	Fair Value	Unfunded Commitment	Redemption Frequency (If Currently Eligible)	Redemption Notice Period
Fidelity Advisor Stable Value Portfolio: Class II	$1,687,771	$-	Daily	1 Day

	2013
	Fair Value	Unfunded Commitment	Redemption Frequency (If Currently Eligible)	Redemption Notice Period
Fidelity Advisor Stable Value Portfolio: Class II	$1,920,190	$-	Daily	1 Day

Fidelity Advisor Stable Value Portfolio: Class II:

The objective of the Fidelity Advisor Stable Value Portfolio: Class II (the “Portfolio”) is to seek the preservation of capital and to provide a competitive level of income over time that is consistent with the preservation of capital. To achieve the investment objective, the Portfolio invests in assets (typically fixed-income securities or bond funds and may include derivative instruments such as futures contracts and swap agreements) and enters into “wrap” contracts issued by third-parties and invests in cash equivalents represented by shares in money market funds. FMTC seeks to minimize the exposure of the Portfolio to wrap credit risk through, among other means, diversification of the wrap contracts across an approved group of issuers.

4.	INVESTMENTS

The following presents investments (at fair value) that represent 5% or more of the Plan’s net assets as of December 31, 2014 and December 31, 2013, respectively:

	December 31,
	2014		2013
	Shares	Fair Value	Shares	Fair Value
Sun Bancorp, Inc. Common Stock *	220,745	$4,283,744	1,079,257	$3,800,161
Victory Diversified Stock: Class A	78,418	1,618,558	79,804	1,741,321
Fidelity Advisor Equity Income Fund: Class A	42,252	1,391,357	45,155	1,444,513
Fidelity Advisor Leveraged Company Stock Fund: Class A	26,725	1,497,662	40,229	2,151,020
Fidelity Advisor Stable Value Portfolio: Class II (Contract value $1,658,336 and $1,883,641, respectively)	1,658,336	1,687,771	1,883,641	1,920,190
T. Rowe Price Growth Stock Fund: Class R	25,628	1,285,485	35,127	1,789,363
RS Partners Fund: Class A	38,946	1,210,443	39,331	1,576,790
* Indicates non-Participant directed investments

During 2014, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value by $263,460 as follows:

Mutual funds	$(130,749)
Common stock	394,209
$263,460

5.	NON-PARTICIPANT-DIRECTED INVESTMENTS

A Participant may direct employee contributions among available investment funds, including Sun Bancorp, Inc. common stock.  Employer matching contributions are made in Sun Bancorp, Inc. common stock.  A Participant may elect to transfer that contribution to any investment fund.  The Sun Bancorp Stock Fund is considered a non-Participant-directed investment, which is mainly comprised of Sun Bancorp, Inc. Common Stock.  Net assets for the Sun Bancorp Stock Fund were $4,283,744 and $3,800,161 at December 31, 2014 and 2013, respectively. Information about the significant components of the changes in net assets relating to the non-Participant-directed investments for the year ended December 31, 2014 is as follows:

For the year ended December 31, 2014	Amount
Change in net assets:
Net appreciation in fair value of investments	$394,209
Employer contributions	549,788
Participant contributions	155,176
Loan repayments	18,540
Fund transfers, net	(51,947)
Benefits paid to Participants	(561,743)
Administrative fee	(845)
Loan withdrawals	(19,595)
Total change in net assets relating to non-participant-directed investments	$483,583

6.	PARTIES-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual funds managed by FMTC. FMTC is the trustee as defined by the Plan. These transactions qualify as exempt party-in-interest transactions.  Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund.  As described in Note 2, the Plan made direct payments to the third party administrator totaling $5,952 in 2014.  The Plan Sponsor pays directly any other fees related to the Plan’s operations. In addition, an investment fund comprised primarily of shares of common stock issued by Sun Bancorp, Inc., the parent of the Bank, is an available investment option. The Bank is the Plan sponsor as defined by the Plan.

7.	TERMINATION OF THE PLAN

Although it has not expressed any intent to do so, the Bank reserves the right, at any time, under the Plan to discontinue permanently or temporarily its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. The interest of the Participants shall be non-forfeitable and fully vested in the event the Plan is terminated.

8.	FEDERAL INCOME TAX STATUS

The Bank has a non-standardized defined contribution 401(k) plan provided by FMTC, which was approved by the Bank’s Board of Directors in May 2005. The Plan used a prototype plan document sponsored by FMTC through September 30, 2009 and, beginning on October 1, 2009, a volume submitter document, also sponsored by FMTC, was used. The volume submitter document was a mandatory restatement to comply with the requirements of the Economic Growth and Tax Relief Reconciliation Act ("EGTRRA") and did not change the underlying features of the Plan. FMTC received opinion letters from the IRS, dated October 9, 2003 and March 31, 2008, which state that the prototype document and volume submitter document, respectively, satisfies the applicable provisions of the Internal Revenue Code (the “IRC”). The Plan itself has not received a determination letter from the IRS. However, the Plan’s management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and, therefore, believes that the Plan is qualified and the related trust is tax-exempt. Therefore, no provision for income tax has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The Plan administrator believes it is generally no longer subject to income tax examinations for years prior to 2011.

9.	RISKS AND UNCERTAINTIES

The Plan invests in mutual funds, a common/collective trust and common stock. Investment securities, in general, are exposed to various risks such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participants' account balances and the amounts reported in the statements of net assets available for benefits.

The Plan’s exposure to concentration of risk is limited by the diversification of investments across various Participant-directed investment options.  Additionally, the investments within each Participant-directed investment option are further diversified into varied financial instruments, with the exception of the Sun Bancorp Stock Fund, which principally invests in a single security.

10.	RECONCILIATIONS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 at December 31, 2014 and 2013, respectively:

December 31,	2014	2013
Net assets available for benefits per the financial statements	$21,624,046	$23,106,427
Adjustment from contract value to fair value for interest in common/collective trust relating to fully benefit-responsive investment contracts	29,435	36,549
Excess contributions payable	-	58,581
Net assets available for benefits, per the Form 5500	$21,653,481	$23,201,557

For the year ended December 31, 2014, the following is a reconciliation of the net increase in the statement of changes in net assets available for benefits to the Form 5500:

For the year ended December 31, 2014	Amount
Net decrease in net assets available for benefits per the financial statements	$(1,482,381)
Adjustment for contract value to fair value for interest in common/collective trust relating to fully benefit-responsive contracts	(7,114)
Excess contributions payable-December 31, 2013	(58,581)
Net loss per Form 5500	$(1,548,076)

11.	SUBSEQUENT EVENTS

The Plan has evaluated subsequent events through June 29, 2015, the date the financial statements were available to be issued.

******

SUN NATIONAL BANK 401(k) PLAN E.I. #22-2458313 PLAN #001 SCHEDULE H, LINE 4i—SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2014
(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment	Cost	Current Value

	Lord Abbett Short Duration Income: Class A	Mutual Fund	(1)	$112,455
	Columbia Large Cap Index Fund Class A	Mutual Fund	(1)	694,596
	Columbia Mid Cap Index Fund Class A	Mutual Fund	(1)	191,296
	Columbia Small Cap Index Fund Class A	Mutual Fund	(1)	99,437
	INVESCO International Allocation: Class A	Mutual Fund	(1)	693,269
	Eaton Vance Balanced A	Mutual Fund	(1)	990,307
	PIMCO Total Return Fund: Class A	Mutual Fund	(1)	409,328
	Victory Diversified Stock: Class A	Mutual Fund	(1)	1,618,558
	RS Partners Fund: Class A	Mutual Fund	(1)	1,210,443
	INVESCO Real Estate: Class A	Mutual Fund	(1)	710,914
	T. Rowe Price Growth Stock Fund: Class R	Mutual Fund	(1)	1,285,485
(2)	Fidelity Advisor Leveraged Company Stock Fund: Class A	Mutual Fund	(1)	1,497,662
(2)	Fidelity Advisor Equity Income Fund: Class A	Mutual Fund	(1)	1,391,357
(2)	Fidelity Advisor Strategic Income Fund: Class A	Mutual Fund	(1)	115,906
(2)	Fidelity Advisor Small Cap Fund: Class A	Mutual Fund	(1)	457,485
(2)	Fidelity Advisor Inflation-Protected Bond Fund: Class A	Mutual Fund	(1)	965,077
(2)	Fidelity Advisor Freedom 2005 Fund: Class A	Mutual Fund	(1)	28,850
(2)	Fidelity Advisor Freedom 2010 Fund: Class A	Mutual Fund	(1)	50,820
(2)	Fidelity Advisor Freedom 2015 Fund: Class A	Mutual Fund	(1)	79,120
(2)	Fidelity Advisor Freedom 2020 Fund: Class A	Mutual Fund	(1)	213,801
(2)	Fidelity Advisor Freedom 2025 Fund: Class A	Mutual Fund	(1)	347,473
(2)	Fidelity Advisor Freedom 2030 Fund: Class A	Mutual Fund	(1)	496,675
(2)	Fidelity Advisor Freedom 2035 Fund: Class A	Mutual Fund	(1)	305,379
(2)	Fidelity Advisor Freedom 2040 Fund: Class A	Mutual Fund	(1)	351,603
(2)	Fidelity Advisor Freedom 2045 Fund: Class A	Mutual Fund	(1)	299,332
(2)	Fidelity Advisor Freedom 2050 Fund: Class A	Mutual Fund	(1)	145,546
(2)	Fidelity Advisor Freedom 2055 Fund: Class A	Mutual Fund	(1)	21,359
(2)	Fidelity Advisor New Insights Fund: Class A	Mutual Fund	(1)	363,812
(2)	Fidelity Advisor Freedom Income Fund: Class A	Mutual Fund	(1)	6,023
	Total			15,153,368
(2)	Fidelity Advisor Stable Value Portfolio: Class II	Common/Collective Trust	(1)	1,687,771
(2)	Sun Bancorp, Inc. Common Stock	Common Stock		4,283,744
(2)	Participant loans	Loans at 4.25% with loan maturity dates ranging from 1/19/15 to 03/17/2022		528,598
	Total			$21,653,481
(1) Cost is not required to be disclosed for participant-directed investments.
(2) Indicates party-in-interest to the Plan.

See Report of Independent Registered Public Accounting Firm.